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                              EMPLOYMENT AGREEMENT
                           HARDEE'S FOOD SYSTEMS, INC.


        AGREEMENT, this 15th day of July, 1997 by and between HARDEE'S FOOD SYSTEMS, INC., a North Carolina corporation (the "Company") at 1233 Hardee's Boulevard, P.O. Box 1619, Rocky Mount, North Carolina 97802-1619, and RORY J. MURPHY (the "Executive") presently residing at 18772 Ridegwood Lane, Villa Park, California 92861.


                                   WITNESSETH:

        WHEREAS, CKE Restaurants, Inc. ("CKE") is purchasing the Company from its current owner; and

        WHEREAS, upon the consummation of such purchase, the Company desires to employ the Executive and the Executive desires to be employed to provide his services to the Company, all on the terms and subject to the conditions, as hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

        1. EMPLOYMENT. The Company agrees to employ the Executive as its President and Chief Operating Officer during the Employment Term (as defined in paragraph 3) and the Executive hereby accepts such employment and agrees to serve the Company subject to the general supervision, advice and direction of the Chief Executive Officer upon the terms and conditions set forth in this Agreement.

        2. DUTIES. During the Employment Term, the Executive shall perform such services and duties as would normally be ascribed to a person with the position of President and Chief Operating Officer. The Executive shall devote the Executive's full time and best efforts to the business affairs of the Company; however, with the approval of the Board of Directors, the Executive may devote reasonable time and attention to:

               a. serving as a director or member of a committee of any not-for-profit organization or engaging in other charitable or community activities;

               b. serving as a director of a corporation or as a member of a committee of an organization;

provided that the Executive agrees to be bound by the conflict of interests policy of the Company and may not accept employment or any engagement with any other individual or other entity, or engage in any other venture which is in conflict with the business of the Company.

        3. EMPLOYMENT TERM. The Executive shall be employed under this Agreement for a period of two (2) years from the date of this Agreement (the "Employment Term"), unless sooner terminated as provided in paragraphs 6, 7, 8, 9 or 10.


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        4. COMPENSATION.

               a. Base Compensation. During the Employment Term, the Company will pay the Executive an annual base salary as compensation for his services hereunder of $425,000 for year one and $450,000 for year two (the "Base Salary"), payable in equal installments not less often than once in each calendar month.

               b. Bonus. As additional compensation to Executive, Company shall pay a bonus in year one and year two of the agreement based on the following criteria:

                  i. Year One Only

                     (1) Fifty percent (50%) of Executive's bonus (a maximum of $250,000) shall be based upon up to a 5% reduction in direct cost of sales on a same store comparison basis (expressed as a percentage of sales) (which includes food, paper, total labor and management, benefits, payroll taxes and workers' compensation), for the twelve months ending on the first anniversary of this Agreement, as compared to the direct cost of sales on a same store comparison basis (expressed as a percentage of sales) for the prior twelve month period. This portion of the bonus shall be calculated as follows:

               1% reduction = $50,000 bonus
               2% reduction = $100,000 bonus
               3% reduction = $150,000 bonus
               4% reduction = $200,000 bonus
               5% reduction = $250,000 bonus

                     (2) Fifty percent (50%) of Executive's bonus or an amount up to $250,000 shall be based upon a reduction in Corporate and Regional General and Administrative expense ("G and A costs") in the first year of the Agreement and will be payable as follows:

                         Base FY '96 $79.6 Million

                         (a) G&A at $49.5 million -- 1/3rd of $250,000 or
                             $83,333 will be paid.

                         (b) G&A at $48.5 million -- 2/3rds of $250,000 or
                             $166,666 in bonus will be paid.

                         (c) G&A at $47.5 million -- $250,000 bonus paid.

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                  ii Year Two Only.

                     (1) Executive shall receive $23,333 for each point by which CKE stock exceeds $25 per share based upon the average closing price on the New York Stock Exchange of such stock for the ten (10) business days prior to the second anniversary date of this Agreement. Such bonus shall be payable to a maximum amount of $350,000 (i.e., up to $40 per share). Any fractional amounts shall be divided into $23,333 and added to Executive's bonus. For example, if CKE's average closing price for the 10 business days prior to the second anniversary of this Agreement is $30.25, Executive's bonus shall be $122,498.25 ($30.25 - 25.00 = $5.25 x $23,333 = $122,498.25). If CKE's average closing price for the 10 business days prior to the second anniversary of this Agreement is $40.00, Executive's bonus shall be $350,000 (15 ((maximum amount)) x $23,333 = $350,000).

                     (2) Executive shall receive up to $250,000 in bonus based upon an additional 3% reduction (that is a total reduction of 5% for Year One plus 3% for Year Two) in direct costs of sales on a same store comparison basis (expressed as a percentage of sales) for the twelve months ending on the second anniversary of this Agreement as compared to the direct cost of sales on a same store comparison basis (expressed as a percentage of sales) for the first year of this Agreement. Second year bonus will be paid if two year combined improvement from FY '96 base number is over 8% -- from 72.7 to 64.7. If in year two of the Agreement the reduction in direct costs of sales is 2% Executive shall receive $166,666 in bonus. If in year two the reduction in direct cost of sales is 1% Executive shall receive $83,333 in bonus.

                     (3) Vacation. During each year of the Employment Term, the Executive shall be entitled to take paid vacation time for such length of time as determined by the Chief Executive Officer consistent with vacation time taken by other executives of CKE.

                     (4) Benefits. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other executives of the Company participate which benefits shall be comparable to those currently offered by CKE.

                     (5) Medical Examination. Executive agrees to submit, at any time requested by the Company, to a medical examination by a physician selected by the company. The cost of said examination shall be borne by the Company.

                     (6) Personal Travel Expenses. Executive will be reimbursed for up to $25,000 in travel expenses actually incurred for his immediate family to travel to and from North Carolina in each of years one and two of this Agreement (total potential reimbursement at $50,000). In the event that Executive relocates to North Carolina at any time during this Agreement the family travel reimbursement shall cease and the move will be covered by the CKE relocation policy.

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        5. REIMBURSEMENT OF EXPENSES INCURRED IN PERFORMANCE OF EMPLOYMENT. In
addition to the compensation provided for under paragraph 4 hereof, upon submission of proper vouchers, the Company shall pay or reimburse the Executive for all normal and reasonable expenses, including travel expenses, incurred by the Executive prior to the termination of the Employment Term in connection with the Executive's responsibilities to the Company.

        6. TERMINATION FOR CAUSE. The Company may dismiss Executive for good and valid cause and shall then and thereafter be relieved of its obligations hereunder. In such event Executive shall not receive any severance pay or pro-rata portion of any bonus compensation otherwise payable pursuant to paragraph 4 hereof. As used herein, "good and valid cause" shall mean a breach of material duty by Executive in the course of his employment, the habitual neglect of his duties, or the commission by Executive of any act of a fraudulent or criminal nature (excluding minor traffic violations or other infractions of a non-serious nature).

        7. TERMINATION WITHOUT CAUSE BY THE COMPANY. If Executive is terminated for reasons other than cause as defined in paragraph 6 hereof, the Company will pay Executive, not later than 30 days after such termination, in a lump sum, his Base Salary for the remaining term of this Agreement, but not less than for a six month period, together with all accrued but unpaid compensation and benefits pursuant to paragraph 4 hereof including prorated bonus (if any), through the date of the Executive's termination.

        The date of termination of employment by the Company under paragraphs 6 and 7 shall be the date specified in a written notice of termination by the Chairman of the Board.

        8. RESIGNATION. In the event, at any time during the term of this Agreement, Executive resigns for reasons other than as specified in paragraph 9, Company shall then and thereafter be relieved from its obligations hereunder including no prorated bonus.

        9. CHANGE OF CONTROL. In the event, at any time during the term of this Agreement, CKE or Hardee's is acquired by or merged with another corporation or entity (or a subsidiary thereof) such that the direction or control of the CKE or Hardee's is acquired, or all or substantially all of the assets of CKE or Hardee's are acquired in a transaction or series of transactions, by an individual, entity or group of individuals or entities acting together that had no such direction or control prior to such acquisition or merger and in anticipation of that acquisition or after it is completed, the Executive is terminated for other than cause or Executive resigns within ninety days after such change in control, then the Executive shall be entitled to receive in a lump sum payment all amounts provided for by paragraph 4(a) above, plus all other compensation and all benefits that would have been payable or available to Executive in the event of a termination under Section 7 of this Agreement. For purposes of this Section 9, a merger, consolidation, or other transaction involving Hardee's on the one hand, and CKE or as an affiliate of CKE on the other, shall not constitute a change in control.

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        10. DISABILITY OR DEATH.

               a. Disability of the Executive. If Executive for any reason whatsoever becomes permanently disabled so that the Executive is unable to perform the duties described in paragraph 2 herein, the Company agrees to pay Executive fifty percent (50%) of Executive's monthly Base Salary payable in the same manner as provided for the payment of salary herein for the remainder of the Employment Term provided for herein. No prorated bonus shall be paid.

               "Permanent Disability" shall mean the Executive is unable to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 90 consecutive calendar days. Executive agrees to submit such medical evidence regarding such disability or infirmity as may be requested by the Company.

               b. Death of Executive. Upon the death of the Executive for any reason whatsoever, Executive's outstanding CKE options will immediately vest in full and be exercisable for a period of 90 days from Executive's death. The Company shall then and thereafter be released from any other obligations hereunder.

        11. PROTECTED INFORMATION; PROHIBITED SOLICITATION.

               a. The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company has disclosed and will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the expenditure by the Company of substantial time and money and that all such confidential information shall constitute trade secrets, and further agrees to use such confidential proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information. No information otherwise in the public domain shall be considered confidential.

               b. The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is one (1) year after the later of (A) the termination of the Employment Term and (B) the date on which the Company is no longer required to provide the payments and benefits described in paragraph 4, the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employees of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.

               c. So long as the Executive is employed by the Company and so long as the restrictions of this paragraph 11 apply, prior to accepting any engagement to act as an employee, officer, director, trustee, principal, agent or representative of any type of business or service (other than as an employee of the Company), the Executive shall (A) disclose such engagement

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in writing to the Company, and (B) disclose to the other entity to which he has agreed to act as an employee, officer, director, trustee, agent or representative, or to other principals together with whom he proposes to act as a principal in such business or service, the existence of the covenants set forth in this paragraph 11 and the provisions of paragraph 12 hereof.

               d. The restrictions of this paragraph 11 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

        12. INJUNCTIVE RELIEF. The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in paragraph 11 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this paragraph 12 shall survive the Employment Term.

        13. PARTIES BENEFITED: ASSIGNMENTS. This Agreement shall be binding upon the Executive, the heirs and personal representative or representatives of the Executive and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive.

        14. NOTICES. Any notice required or permitted by this Agreement shall be in writing, sent by personal delivery or be registered or certified mail, return receipt requested, addressed to the Chief Executive Officer of the Company at the Company's then principal office with a copy to its General Counsel, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of a notice given to the other parties in compliance with this paragraph 14. Notice shall be deemed given when received.

        15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without regard to conflict of law principles.

        16. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES. The Company will indemnify the Executive to the fullest extent permitted by the laws of the State of North Carolina, as in effect at the time of the subject act or omission, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers insuring against all costs, charges and expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceedings to which the Executive may be made a party by reason of being or having been an officer or

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employee of the Company or any of its subsidiaries or serving or having served any other enterprises at the request of the Company (other than any dispute, claim or controversy described in paragraph 11 of this Agreement except, that the Executive shall be entitled to reimbursement of reasonable attorneys' fees and expenses if the Executive is the prevailing party).

        17. OPTIONS. Executive shall receive a grant of an option to purchase 200,000 shares of CKE stock under the appropriate CKE Stock Option Plan. Such options shall vest 1/3 immediately on the Effective Date of this agreement, 1/3 on the first anniversary of this Agreement, and 1/3 on the second anniversary of this Agreement. Vesting of such options shall accelerate to the date of termination pursuant to paragraph 7, and Executive shall have ninety (90) days after such termination within which to exercise the options. In the event of a change of control pursuant to paragraph 9, Executive shall have the right to cause the immediate acceleration of all of his options. In the event of any conflict or inconsistency between the Plan (and any agreements thereunder) and this Agreement, this Agreement shall control.

        18. SOURCE OF PAYMENTS. All payments provided under this Agreement, shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets made to assure payment. To the extent that any person acquired a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

        19. MISCELLANEOUS. This Agreement contains or refers to the entire agreement of the parties relating to the subject matter hereof. The Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereto including, but not limited to, the Prior Agreement. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same of any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Executive hereunder after the death of the Executive shall be paid to the Executive's estate or legal representative.

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        The headings in this Agreement are inserted for convenience of reference only and shall not be part or control or affect the meaning of any provision hereof.

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.


                                HARDEE'S FOOD SYSTEMS, INC.


                                By:  /s/ C. THOMAS THOMPSON
                                   --------------------------------

                                Its: ______________________________



                                CKE RESTAURANTS, INC.


                                By:  /s/ C. THOMAS THOMPSON
                                   --------------------------------

                                Its: ______________________________



                                EXECUTIVE


                                  /s/ RORY J. MURPHY
                                -----------------------------------
                                RORY J. MURPHY